CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the inclusion in this Annual Report on Form 10-K of our report dated November 22, 1996, on our audits of the consolidated financial statements of Rayovac Corporation as of September 30, 1996 and June 30, 1996, and for the period July 1, 1996 to September 30, 1996 and each of the two years in the period ended June 30, 1996.


/s/ Coopers & Lybrand L.L.P.

Milwaukee, Wisconsin
December 22, 1997